Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
COUGAR BIOTECHNOLOGY, INC.
at
$43.00 NET PER SHARE
by
KITE MERGER SUB, INC.
a wholly-owned subsidiary of
JOHNSON & JOHNSON

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 2, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger dated as of May 21, 2009 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Kite Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and Cougar Biotechnology, Inc., a Delaware corporation (the “Company”). The Purchaser is offering to purchase all outstanding shares of common stock of the Company, par value $0.0001 per share (the “Shares”), at a price of $43.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with any other Shares then beneficially owned by Parent or the Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”), and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly approved the Offer, the Merger and the other Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (iii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration time of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

June 5, 2009

SUMMARY TERM SHEET

Kite Merger Sub, Inc., a wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares for $43.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Kite Merger Sub, Inc., a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $43.00 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Parent, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn. Parent will also fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Parent intends to provide us with the necessary funds from cash on hand. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	in light of Parent’s financial capacity in relation to the amount of consideration payable in the Offer, we, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

i

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Thursday, July 2, 2009 (which is the end of the day on July 2, 2009), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

•	We may, without the Company’s consent, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered in the Offer are not satisfied or, if permitted under the Merger Agreement, waived.

•	Subject to our termination rights as described in Section 11 — “The Transaction Agreements; Employee Retention Agreement,” if requested by the Company, we must, and Parent must cause us to, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered in the Offer are not satisfied or, if permitted under the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond November 21, 2009.

•	Subject to our termination rights as described in Section 11 — “The Transaction Agreements; Employee Retention Agreement,” we must extend the Offer for any period or periods required by any applicable law, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff) applicable to the Offer. We will not, however, be required to extend the Offer beyond November 21, 2009.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

If necessary to obtain at least ninety percent (90%) of the outstanding Shares, we may, in our sole discretion, provide for a subsequent offering period (as described in Section 1 — “Terms of the Offer”) in accordance with Rule 14d-11 under the Exchange Act following our acceptance of the Shares in the Offer. During the subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $43.00 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things,

•	satisfaction of the Minimum Condition, and

•	the expiration or termination of any applicable waiting period under the HSR Act.

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above), together with any other Shares then beneficially owned by Parent or the Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

The Offer is also subject to other conditions. We cannot waive the Minimum Condition without the prior written approval of the Company. However, we can waive any other conditions in our sole discretion without the Company’s consent. See Section 15 — “Certain Conditions of the Offer.”

Have any stockholders agreed to tender their Shares?

Alan H. Auerbach, the Company’s Chief Executive Officer and President, Arie S. Belldegrun, the Vice Chairman of the Company Board, and Horizon BioMedical Ventures, LLC have agreed to tender all their Shares pursuant to Tender and Support Agreements (as defined herein). These stockholders hold a total of 3,832,098 Shares, which represent 18.4% of the outstanding Shares as of June 2, 2009. In addition, they hold options and warrants which are exercisable prior to the scheduled expiration date of the Offer for a total of 1,499,394 Shares. They are not obligated to exercise these options or warrants, but they have agreed to tender any Shares issuable upon such exercise. See Section 7 — “Certain Information Concerning the Company” and Section 11 — “The Transaction Agreements; Employee Retention Agreement.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three Nasdaq Global Market trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by August 4, 2009, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4 — “Withdrawal Rights.”

What does the Company Board think of the Offer?

The Company Board has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) duly approved the Offer, the Merger and the other Transactions in accordance with the DGCL, (iii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Market or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than us, Parent, the Company and any stockholders exercising their appraisal rights under Section 262 of the DGCL) will receive $43.00 per Share (or any other price per Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes, and the Company will become a wholly-owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the Offer Price payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash.

Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On May 21, 2009, the trading day on which we announced the execution of the Merger Agreement after the close of trading, the closing sale price of the Company’s common stock reported on the Nasdaq Global Market was $36.98 per Share. On June 4, 2009, the last trading day before we commenced the Offer, the last sale price of the Company’s common stock reported on the Nasdaq Global Market was $42.93 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

What are the United States Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder (as defined under “Section 5 — “Certain United States Federal Income Tax Consequences”), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 15%. See Section 5 — “Certain United States Federal Income Tax Consequences.”

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

You may call Georgeson, Inc. at (877) 278-9667 (toll-free) or Georgeson Securities Corporation at (800) 445-1790 (toll-free). Georgeson, Inc. is acting as the information agent (the “Information Agent”) and Georgeson Securities Corporation is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

v

To the Holders of Shares of
Common Stock of the Company:

INTRODUCTION

Kite Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Cougar Biotechnology, Inc. (the “Company”), at a price of $43.00 per Share net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 21, 2009 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). There is no financing condition to the Offer.

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with any other Shares then beneficially owned by Parent or the Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Company has advised Parent that, as of June 2, 2009, 20,791,368 Shares were issued and outstanding, 3,348,752 Shares were reserved for issuance under the Company’s stock plan upon the exercise of outstanding stock options and 378,943 Shares were reserved for issuance upon the exercise of outstanding warrants.

The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements; Employee Retention Agreement.”

Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”) and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly approved the Offer, the Merger and the other Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (iii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”).

The Merger Agreement provides that, subject to the conditions described in Sections 11 — “The Transaction Agreements; Employee Retention Agreement” and 15 — “Certain Conditions of the Offer,” the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent or the Purchaser or their respective subsidiaries, which will be cancelled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive $43.00 (or any other per Share price paid in the Offer) net in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed, if required by applicable law, to duly set a record date for, call, give notice of, convene and hold a meeting of its stockholders to be held as promptly as reasonably practicable after the first time that the Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”) for the purpose of considering and taking action upon the Merger Agreement. Parent has agreed to cause to be present and vote, or cause to be voted, all of the Shares then owned of record by it, the Purchaser or any of their other subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If Parent specifies that adoption of the Merger Agreement be effected by the written consent of the stockholders of the Company, (i) the Company has agreed to, as promptly as reasonably practicable following the Acceptance Time and in accordance with the DGCL, set a record date for and solicit such consents and (ii) Parent is required to consent or cause such consent to be given with respect to all of the Shares then owned of record by it, the Purchaser or any of their other subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If the Minimum Condition and the other conditions to the Purchaser’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer (together with the Minimum Condition, the “Offer Conditions”) are satisfied and the Offer is completed, Parent and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11 — “The Transaction Agreements; Employee Retention Agreement.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The expiration time of the Offer (the “Expiration Time”) is 12:00 midnight, New York City time, on Thursday, July 2, 2009 (which is the end of the day on July 2, 2009), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration time of the Offer means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with any other Shares then beneficially owned by Parent or the Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” There is no financing condition to the Offer.

The Merger Agreement provides that the Purchaser may, without the Company’s consent, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. Subject to the Purchaser’s and Parent’s termination rights as described in Section 11 — “The Transaction Agreements;

Employee Retention Agreement,” if requested by the Company, the Purchaser must, and Parent must cause the Purchaser to, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. The Purchaser will not, however, be required to extend the Offer beyond November 21, 2009.

The Merger Agreement further provides that if necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option (as defined in Section 11 — “The Transaction Agreements; Employee Retention Agreement”)), such that Parent, the Purchaser and their respective subsidiaries hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares, the Purchaser may, in its sole discretion, provide for a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) (and one or more extensions thereof). The termination rights of the parties to the Merger Agreement are as set forth in the Merger Agreement and remain unaffected by the foregoing provisions in the Merger Agreement.

Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 2009. If the initial offering period has expired and the Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided, however, that unless otherwise provided by the Merger Agreement or as previously approved in writing by the Company, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend or waive the Minimum Condition, (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or (vii) extend or otherwise change the scheduled expiration of the Offer in a manner other than pursuant to and in accordance with the Merger Agreement.

The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15 — “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the

Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and pay for (as promptly as practicable), all Shares validly tendered prior to the expiration time of the Offer and not validly withdrawn prior to such expiration time. If the Purchaser provides a Subsequent Offering Period, the Purchaser will accept for payment and pay for (as promptly as practicable), all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.  In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration time of the Offer (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the expiration time of the Offer, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by the Purchaser, is received prior to the expiration time of the Offer by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Global Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Company, the Depositary, Georgeson, Inc. (the “Information Agent”), Georgeson Securities Corporation (the “Dealer Manager”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment.  By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares,

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked,

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective), and

•	the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

4.	Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 2009.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded.  Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the expiration time of the Offer or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of the Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences.

The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes; (g) stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 5% or more of the Shares; (k) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. dollar; and (m) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. Federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. Federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

The descriptions of U.S. Federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders.  The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are a non-corporate stockholder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses against ordinary income is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders.  Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. Federal income tax, unless:

•	your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), and in such event (a) you will be subject to U.S. Federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9), and (b) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or

•	you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in such event you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

Backup Withholding.  All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

If you do not provide a correct TIN, you may be subject to penalties imposed by the Internal Revenue Service (“IRS”). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.	Price Range of Shares; Dividends.

The Shares trade on the Nasdaq Global Market under the symbol “CGRB.” From February 8, 2007 until December 6, 2007, the Shares were traded on the OTC Bulletin Board under the symbol “CGRB.OB.” The Shares were not publicly traded prior to February 8, 2007. The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the OTC Bulletin Board or the Nasdaq Global Market, as applicable, based on published financial sources.

	High	Low

Fiscal Year Ended December 31, 2007
Second Quarter	$27.80	$17.25
Third Quarter	25.60	21.00
Fourth Quarter	34.00	25.60
Fiscal Year Ended December 31, 2008
First Quarter	$33.22	$17.00
Second Quarter	29.22	19.07
Third Quarter	40.00	21.90
Fourth Quarter	34.04	16.35
Fiscal Year Ended December 31, 2009
First Quarter	$34.64	$22.01
Second Quarter (through June 4, 2009)	45.00	30.34

On May 21, 2009, the trading day on which the execution of the Merger Agreement was announced after the close of trading, the closing sale price of the Company’s common stock reported on the Nasdaq Global Market was $36.98 per Share. On June 4, 2009, the last full day of trading before the commencement of the Offer, the last sale price per Share reported on the Nasdaq Global Market was $42.93.

The Company has never declared or paid any cash dividend on the Shares.

Stockholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning the Company.

General.  The Company is a Delaware corporation with its principal executive offices located at 10990 Wilshire Blvd., Suite 1200, Los Angeles, California, 90024. The telephone number for the Company is (310) 943-8040. The following description of the Company and its business is qualified in its entirety by reference to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008. The Company is a development-stage biopharmaceutical company that acquires and develops cancer treatment products. The Company’s focus is on in-licensing cancer-treatment drug candidates that are either undergoing or have already completed initial clinical testing and developing those drug candidates for commercial use.

Available Information.  The Shares (other than certain Shares that the Company issued upon exercise of warrants) are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.	Certain Information Concerning Parent and the Purchaser.

General.  Parent is a New Jersey corporation, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey, 08933. The telephone number of Parent is (732) 524-0400. The following description of Parent and its business is qualified in its entirety by reference to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Parent and its subsidiaries have approximately 119,200 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Parent is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Parent’s primary focus has been on products related to human health and well-being.

The Purchaser is a Delaware corporation with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey, 08933. The telephone number of the Purchaser is (732) 524-0400. The Purchaser is a wholly-owned subsidiary of Parent. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of Parent and the Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

Except as described in this Offer to Purchase and in Schedule I hereto (i) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, the Purchaser, any of their affiliates or, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Parent, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.	Source and Amount of Funds.

The Offer is not conditioned upon Parent’s or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $1,000,000,000, including related transaction fees and expenses. Parent will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. Parent expects to obtain the necessary funds from cash on hand.

The Purchaser does not think its financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	in light of Parent’s financial capacity in relation to the amount of consideration payable in the Offer, the Purchaser, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if the Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with the Company.

From time to time in the ordinary course of business, Parent’s management and board of directors have evaluated various business opportunities in an effort to enhance stockholder value. While considering these options, in the fall of 2008, Parent was contacted by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the Company’s financial advisor, to discuss a potential acquisition of the Company.

Following these discussions, on November 14, 2008, Johnson & Johnson Pharmaceutical Services, LLC, a wholly-owned subsidiary of Parent, and the Company executed a confidentiality agreement. Merrill Lynch requested Parent to provide a preliminary indication of interest for acquiring the Company based on publicly available information and a limited amount of confidential information. At that time, Parent did not provide an indication of interest for acquiring the Company because it required additional due diligence information to be in a position to do so.

In January 2009, Parent informed Merrill Lynch that it remained interested in the Company but still required additional due diligence before it could provide a preliminary indication of interest. Merrill Lynch informed Parent that Parent would be granted limited access to an electronic due diligence datasite prior to submitting a preliminary indication of interest, but would not be permitted to meet with management or receive access to the entire electronic datasite until Parent submitted a preliminary indication of interest.

On January 23, 2009, Parent held its first due diligence conference call with the Company’s outside intellectual property counsel.

On February 3, 2009, representatives of the Parent held an introductory meeting with the Company’s Chief Executive Officer, Alan H. Auerbach, where they established a framework for further discussions, but no substantive information was exchanged.

On March 4, 2009, Parent held another due diligence conference call with the Company’s outside intellectual property counsel.

On March 23, 2009, Parent provided the Company with a preliminary indication of interest. The letter proposed a purchase price of approximately $36.00 per share in cash for all of the outstanding Shares. The Company informed Parent that it could proceed with its additional due diligence, including meetings with the Company’s management and access to the entire electronic datasite.

On March 26, 2009, the Company granted Parent access to the entire electronic datasite for its due diligence. Following that time, Parent continued to be actively engaged in its due diligence investigation of the Company.

On March 30, 2009, Parent received a draft merger agreement from Merrill Lynch.

On April 3, 2009, the Company hosted an in-person diligence session with representatives from Parent at the offices of Latham & Watkins LLP (“Latham & Watkins”), the Company’s outside legal counsel, in Los Angeles, California.

On April 7, 2009, Parent received a letter from Merrill Lynch explaining the next phase of the sale process and setting a deadline of April 17, 2009 for submission of comments to the draft merger agreement and a formal bid letter. Subsequently, Parent directed Cravath, Swaine & Moore LLP (“Cravath”), its outside legal counsel, to begin preparing comments to the draft merger agreement.

On April 14, 2009, Parent held a due diligence conference call with Mr. Auerbach and Charles Eyler, the Company’s Senior Vice President, Finance.

On April 17, 2009, Parent sent a formal bid letter to the Company, together with comments to the original draft merger agreement. The letter proposed a purchase price of $40.00 per share in cash for all of the outstanding Shares and indicated that the offer was subject to certain contingencies, including completion of various due diligence items and approval by Parent’s board of directors, and the negotiation and execution of an acceptable merger agreement and tender and support agreements with certain significant stockholders of the Company.

On April 22, 2009, Latham & Watkins contacted Cravath to discuss the draft merger agreement.

On April 23, 2009, Parent’s board of directors authorized Parent’s management to make a binding offer to acquire the Company, subject to negotiation of an acceptable merger agreement and completion of due diligence, and delegated approval authority for the execution of the proposed merger agreement to the finance committee of Parent’s board of directors (the “Finance Committee”).

On April 28, 2009, Parent conducted a due diligence site visit with the Company’s contract manufacturer.

On April 29, 2009, Merrill Lynch contacted Parent to communicate direction regarding timing and process. Parent indicated that it was moving forward in sale process and continuing to undertake its due diligence review. Parent informed the Company that Cravath would continue to negotiate the draft merger agreement with Latham & Watkins. Following that time, Cravath and Latham & Watkins continued to periodically discuss and exchange comments regarding the draft merger agreement.

On April 30, 2009, Merrill Lynch informed Parent that another bidder was significantly further along in the due diligence process. Parent reiterated that it was continuing in the sale process and that it was continuing to undertake its due diligence review. During this conversation, Parent indicated that, based on its preliminary due diligence review, it was increasing its proposed purchase price to $43.00 per share and that this offer was contingent on the completion of certain additional due diligence, including site visits at three clinical trial sites and approval by the Finance Committee.

On May 5-6 and May 12-15, 2009, Parent conducted due diligence visits at three of the Company’s clinical trial sites in the United States and Europe.

On May 18, 2009, Parent and Cravath began negotiations with Mr. Auerbach regarding a retention agreement amending the Company’s employment agreement with him in order to secure Mr. Auerbach’s continued employment with the Company following the Merger. Between May 18 and May 20, 2009, Cravath and Latham & Watkins continued to negotiate the draft merger agreement, tender and support agreements and retention agreement for Mr. Auerbach.

On May 19, 2009, Parent held a due diligence conference call with the clinical research organization monitoring the Company’s principal clinical trials.

On May 20, 2009, Merrill Lynch contacted Patrick Verheyen, Vice President, New Business Development, Johnson & Johnson Pharmaceutical Services, LLC. Parent indicated that its current offer of $43.00 per share remained its best and final offer. Parent also informed Merrill Lynch that the transaction remained subject to approval by its Finance Committee, the members of which were meeting telephonically to discuss the transaction the following morning. Parent also indicated that it required that the merger agreement contain, as a condition to the closing of the tender offer, the obtaining of certain specified third party consents. The parties continued to work through the evening to finalize the draft merger agreement and the tender and support agreements. Parent continued to insist on having the third party consent condition in the merger agreement.

At approximately 10:30 a.m. New York City time on May 21, Parent contacted Merrill Lynch to inform them that it had received all necessary internal approvals and was prepared to enter into a definitive merger agreement. At approximately 1:30 p.m. New York City time, Latham & Watkins informed Parent that the required third party consents had been obtained and that the requested condition to closing had been satisfied and could be removed from the merger agreement.

On May 21, at approximately 4:30 p.m. New York City time the Company, Parent and Purchaser executed and delivered the Merger Agreement.

11.	The Transaction Agreements; Employee Retention Agreement.

The following are summaries of the material provisions of the Merger Agreement, the Tender and Support Agreements and certain other agreements executed in connection with the execution of the Merger Agreement. The following descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent and the Purchaser” above. For a complete understanding of each of these agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement

The Offer.  The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in any event within ten business days) after May 21, 2009. The obligations of the Purchaser to, accept for payment and pay for Shares validly tendered pursuant to the Offer are subject only to the satisfaction of the Offer Conditions that are described in Section 15 — “Certain Conditions of the Offer.” Parent and the Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, increase the Offer Price or make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of the Company, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend or waive the Minimum Condition (as defined below), (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

The Merger Agreement provides that the Purchaser may, without the Company’s consent, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. Subject to the Purchaser’s and Parent’s termination rights as described below, under “Termination” if requested by the Company, the Purchaser must, and Parent must cause the Purchaser to, extend the Offer on one or more occasions for any period not exceeding 10 business days for any extension, if at any then scheduled expiration of the Offer, any of the Offer Conditions are not satisfied or, if permitted by the Merger Agreement, waived. The Purchaser will not, however, be required to extend the Offer beyond November 21, 2009. Subject to the satisfaction of the Minimum Condition (as defined below) and the satisfaction or waiver of the other Offer Conditions (as defined below), the Purchaser will pay for all Shares validly tendered pursuant to the Offer as promptly as practicable after the Expiration Time.

The Merger Agreement further provides that if necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option (as defined below in this Section 11 under “Top-Up Option”), such that Parent, the Purchaser and their respective subsidiaries hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares, the Purchaser may, in its sole discretion, provide for a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act (and one or more extensions thereof). The Subsequent Offering Period may be between three and 20 business days in the aggregate. The termination rights of the Merger Agreement are as set forth in the Merger Agreement and remain unaffected by the foregoing provisions in the Merger Agreement.

Top-Up Option.  The Company granted the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and subject to the conditions set forth in the Merger Agreement, to purchase, at a price per Share equal to the Offer Price, newly issued Shares (the “Top-Up Option Shares”) in an amount equal to the lesser of (i) one (1) share less than twenty percent (20%) of the Shares issued and outstanding immediately prior to the exercise of the Top-Up Option and (ii) the lowest number of Shares that, when added to the number of Shares then owned by Parent, the Purchaser and their respective subsidiaries and affiliates at the time of such exercise of the Top Up Option, will constitute ten thousand (10,000) shares more than ninety percent (90%) of the total Shares then outstanding (on a fully diluted basis, after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof and to the issuance of such Top-Up Option Shares), provided that the Top-Up Option will not be exercisable unless, immediately after such exercise and the issuance of the Top-Up Option Shares, Parent, the Purchaser and their respective subsidiaries would hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares (after giving effect to the issuance of the Top-Up Option Shares); and provided, further, that in no event will the Top-Up Option be exercisable for a number of Shares in excess of the Company’s total authorized but unissued Shares.

Provided that no applicable law, order, injunction or other legal impediment will prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, only after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either (i) entirely in cash or (ii) at the Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). The Merger Agreement provides that any such Promissory Note shall be full recourse against Parent and the Purchaser and (i) will bear interest at the rate of six percent (6%) per annum, (ii) will mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.

The Merger.  The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the “Surviving Corporation”). Following the Effective Time, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly-owned by Parent. The directors and officers of the Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Upon consummation of the Merger, the certificate of incorporation and the by-laws of the Surviving Corporation shall be amended and restated in their entirety to read as the certificate of incorporation and the by-laws of the Purchaser, as in effect immediately prior to the Merger.

Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, the Purchaser or their respective subsidiaries, which will be cancelled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price paid in the Offer (the “Merger Consideration”), without any interest and less any required withholding taxes.

Stock Options and Warrants.  The Merger Agreement provides that each stock option with respect to the Shares will be vested, exercisable, cancelled and terminated and the holder will become entitled to receive from the Company, as of the Acceptance Time and with respect to each such option, cash, without interest, equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such stock option, multiplied by (ii) the number of Shares subject to the exercisable portion of such option, to be paid without interest and less any required withholding taxes. Any such payments will be made as soon as practicable following the Effective Time.

The Merger Agreement provides that, subject to the consummation of the Merger, each warrant to purchase Shares, which has been issued by the Company and is outstanding at the Effective Time, shall be exercisable for, or exchangeable for, cash equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such warrant multiplied by (ii) the number of Shares subject to the exercisable portion of such warrant, to be paid without interest and less any required withholding taxes. Any such payments will be made as soon as practicable following the later of the Effective Time or the surrender of the warrant.

The Merger Agreement provides that the Company will take all corporate or other actions necessary to effectuate the treatment of the stock options and warrants as summarized above and to ensure that no holder of any such options or warrants shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, except as provided pursuant to the terms summarized above.

Representations and Warranties.  In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including representations relating to the Company’s: organization; capitalization; authorization and validity of the Merger Agreement; Company Board approvals; required consents and approvals necessary to consummate the Transactions; SEC filings and financial statements; internal controls and compliance with the Sarbanes-Oxley Act; absence of certain changes; absence of undisclosed liabilities; litigation; employee benefit plans and ERISA; taxes; material contracts; title to properties and encumbrances; intellectual property; labor matters; compliance with laws, permits and regulations; environmental matters; information in any proxy statement or the information statement needed in conjunction with approval of the Merger; information in the Offer documents and the Schedule 14D-9; receipt of opinions from its financial advisors; insurance; related party transactions; brokers and Transaction expenses; and exemption of the Merger from takeover statutes.

In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to Parent’s and the Purchaser’s: organization; authorization and validity of the Merger Agreement; required consents and approvals necessary to consummate the Transactions; litigation; information in the proxy statement or information statement; information in the Offer documents; ownership of Company capital stock; sufficient funds; and ownership and operations of the Purchaser.

Operating Covenants.  The Merger Agreement provides that, from May 21, 2009 to the Effective Time or the date, if any, on which the Merger Agreement is terminated except (a) as specifically required by the terms of the Merger Agreement, (b) as may be required by law or (c) as consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), the Company must, and must cause each subsidiary of the Company to, conduct its businesses in all material respects in the ordinary course of business consistent with past practice. Additionally, the Company and its subsidiaries are subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to: the amendment of the certificate of incorporation or the bylaws or comparable organizational documents of the Company or any of its subsidiaries; splitting, combining, subdividing or reclassifying any capital stock; authorizing the issuance of any securities in respect of, in lieu of or in substitution for its capital stock; the declaration, setting aside for payment or payment of dividends; the redemption, purchase or acquisition of any of its capital stock or other equity interests; the issuance, sale, pledge, delivery, grant, transfer, disposal or encumbrance of any of its capital stock or other equity interests; acquisition of businesses; the transfer, lease, license, sale, mortgage, pledge, disposal or other encumbrance of any of its assets; the incurrence of indebtedness or the making of loans, advances or capital contributions; cancelation of indebtedness or waiver or assignment of claims or rights; employee compensation, benefits and retirement plans; capital expenditures or other acquisitions of assets; non-compete agreements; changes in accounting methods; material tax elections and other tax matters; the payment, discharge, settlement or satisfaction of claims, liabilities, obligations or litigation; waiver of material benefits or material modifications to any standstill or similar contract; waiver of benefits of or material modifications to any material confidentiality or similar contracts or agreements; entry into material contracts or termination, amendment, modification, renewal or waiver of any material rights under any material contracts; adoption of a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; entry into contracts which would conflict with the Merger Agreement or the Transactions; intellectual property; and entry into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing, each except as may be required by law, or with the prior written consent of

Parent (which consent will not be unreasonably withheld or delayed), or as expressly contemplated or permitted by the Merger Agreement.

Rule 14(d)-(10)(d) Matters.  The Merger Agreement also provides for certain representations and covenants on the part of the Company relating to Rule 14(d)-10(d) of the Exchange Act and steps that are to be taken by the Company Board and compensation committee to cause to be exempt under such Rule 14(d)-10(d) any employment compensation, severance or other employee benefit arrangement that has been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule.

Special Stockholders Meeting.  The Merger Agreement provides that the Company will, if the adoption of the Merger Agreement by the Company’s stockholders is required by applicable law in order to consummate the Merger, hold a special meeting of its stockholders for the purpose of considering and adopting the Merger Agreement or, if Parent specifies that adoption of the Merger Agreement be effected by the written consent of the stockholders of the Company, set a record date for and solicit such written consents.

No Solicitation Provisions.  The Merger Agreement contains provisions generally prohibiting, from May 21, 2009 until the Acceptance Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Company and its subsidiaries, as well as any of its or their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives (collectively, “Representatives”), from:

(i) soliciting, initiating or knowingly facilitating or encouraging the submission of any Competing Proposal (as defined below in this Section 11);

(ii) entering into, continuing or otherwise participating in any negotiations regarding, or furnishing to any person any information with respect to, any Competing Proposal;

(iii) entering into, continuing, engaging or otherwise participating in discussions with any person with respect to any Competing Proposal;

(iv) adopting, approving or recommending, or proposing publicly to adopt, approve or recommend, any Competing Proposal, or resolving or agreeing to take any such action;

(v) withdrawing (or changing, amending, modifying or qualifying in a manner adverse to Parent and the Purchaser), or proposing publicly to withdraw (or changing, amending, modifying or qualifying in a manner adverse to the Parent or the Purchaser), or otherwise making any statement or proposal inconsistent with, the Company Recommendation (as defined below in this Section 11) (any act set forth in clauses (iv) and (v), a “Change of Recommendation”);

(vi) adopting, approving or recommending, or proposing to adopt, approve or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or any agreement or commitment constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal (other than a related confidentiality agreement); or

(vii) resolving, proposing or agreeing to do any of the foregoing.

However, at any time prior to the Acceptance Time, in the event that the Company receives a bona fide written Competing Proposal that the Company Board determined in good faith (after consultation with the Company’s outside legal and financial advisors) constitutes or would reasonably be expected to result in a Superior Proposal (as defined below in this Section 11) by such party and that did not result from a breach of these provisions of the Merger Agreement, the Company may take the following actions (provided that the Company provides Parent with appropriate details relating to the Competing Proposal, as described below in this Section 11): (x) furnish nonpublic information with respect to the Company and the subsidiaries of the Company to the third party making such Competing Proposal (subject to a customary confidentiality agreement) and (y) engage in discussions or negotiations with such third party; provided, however, that the Company shall (A) as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, provide written notice to Parent of such Competing Proposal or the determination of the

Company Board as provided above, as applicable, and (B) provide to Parent any information concerning the Company provided to such third party which was not previously provided to Parent prior to or substantially concurrently with the time it is provided to such third party.

The Company Board may also effect a Change of Recommendation prior to the Acceptance Time if the Company Board has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; provided, however, that no Change of Recommendation may be made (and the Company may not terminate the Merger Agreement as described below in this Section 11) until after the fourth (4th) business day following Parent’s receipt of written notice (a “Notice of Change of Recommendation/Superior Proposal”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board. Any amendment to the financial terms or any other material term of such a Superior Proposal requires a new Notice of Change of Recommendation/Superior Proposal and a new four (4) business day period. In determining whether to make a Change of Recommendation, (i) the Company Board will take into account any changes to the terms of the Merger Agreement proposed by Parent in response to a Notice of Change of Recommendation/Superior Proposal or otherwise and (ii) the Company and its Representatives are required to negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the Merger Agreement proposed by Parent.

The Merger Agreement also provides that the Company shall promptly (within 48 hours) advise Parent orally and in writing of any Competing Proposal, the material terms and conditions of any such Competing Proposal or inquiry (including any changes thereto) and the identity of the person making any such Competing Proposal or inquiry. The Company must (i) keep Parent reasonably informed of the status and details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable (within 48 hours) after receipt or delivery thereof, with copies of all draft agreements (and any other written material to the extent such material contains terms and conditions relating to any Competing Proposal) sent by or provided to the Company or any subsidiary of the Company (or their Representatives) in connection with any such Competing Proposal.

As used in the Merger Agreement, “Company Recommendation” means a recommendation by the Company Board recommending that the holders of the Shares accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger in accordance with the applicable provisions of the DGCL.

As used in the Merger Agreement, a “Competing Proposal” means any proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of the Company and the subsidiaries of the Company, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the subsidiaries of the Company pursuant to which any person or group or the stockholders of any person or group would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 20% or more of the revenues, net income or the assets of the Company and the subsidiaries of the Company, taken as a whole, other than the transactions contemplated by the Merger Agreement.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Employee Benefit Matters.  The Merger Agreement provides that for a period of 12 months following the Effective Time, Parent will provide, or will cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by the Company or the Surviving Corporation after the Effective Time (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time, and (ii) employee benefits that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time. However, neither Parent nor the Surviving Corporation nor any of their respective subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of equity-based awards, and no such plans or arrangements maintained by the Company or any of its subsidiaries prior to the Effective Time will be taken into account in determining whether employee benefits provided to an Affected Employee are substantially comparable in the aggregate to the employee benefits provided to such Affected Employee prior to the Effective Time. From the Effective Time onward, Parent will recognize, or will cause the Surviving Corporation to recognize periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) prior to the Effective Time (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent’s 401(k) plan and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan. However, such periods of employment will be recognized by the Parent or Surviving Corporation with respect to a plan or program solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit for such periods of employment would result in duplication of benefits). From the Effective Time onward, Parent will and will cause the Surviving Corporation to, (i) reduce any period of limitation on health benefits coverage of an Affected Employee due to pre-existing conditions (or actively at work or similar requirement) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of the Affected Employee’s “creditable coverage,” to the extent required by Section 701 of the Employee Retirement Income Security Act of 1974, as amended, (ii) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employee to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employee under the Company’s employee benefit plans and (iii) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such Affected Employee under the health benefit plans of the Company or its affiliates prior to the date of the closing of the Merger during the year in which such closing occurs for the purpose of determining the extent to which any such Affected Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Offer will not affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.

The Merger Agreement provides that no provision of the Merger Agreement will (i) create any right in any Affected Employee to continued employment or service by Parent, the Surviving Corporation or any affiliate of Parent, or (ii) will interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Affected Employee.

The Merger Agreement further provides that no provision of the Merger Agreement will be construed as (i) requiring, and the Company will take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings or (ii) prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing in the Merger Agreement will be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Insurance, Indemnification and Exculpation.  Pursuant to the terms of the Merger Agreement, Parent agrees that it will cause the Surviving Corporation to assume the obligations of the Company to the fullest extent permissible under applicable provisions of the DGCL and under the bylaws and the certificate of incorporation of the Company and under any indemnification or other similar agreements in effect on May 21, 2009 (the “Indemnification Agreements”) between the Company and the individuals who serve as directors, officers and employees of the Company entitled to be indemnified under the Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the related Transactions.

The Merger Agreement provides that for a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the certificate of incorporation and bylaws of the Company. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

Parent agreed pursuant to the Merger Agreement that it will purchase a six-year “tail” directors’ and officers’ liability insurance policy for each person covered by the Company’s directors’ and officers’ liability insurance policy as of May 21, 2009, that provides such persons with coverage in respect of acts or omissions occurring at or prior to the Effective Time on terms no less favorable than the coverage provided under the Company’s directors’ and officers’ liability insurance policy as in effect on May 21, 2009. However, the aggregate cost of this “tail” policy will not exceed $750,000. In the event such coverage cannot be obtained for $750,000, Parent will be obligated to obtain a prepaid policy providing such coverage as may be obtained for $750,000 in aggregate cost.

Parent agreed pursuant to the Merger Agreement that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors, assigns and transferees of the Surviving Corporation or its respective successors or assigns assume the obligations set forth in these provisions of the Merger Agreement.

Obligations to Cause Merger to Occur.  The Merger Agreement requires each of the Company, Parent and the Purchaser to use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (whether foreign, federal, state, local or supernational) (a “Governmental Entity”) any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, the Purchaser or the Company or any of their respective subsidiaries, or avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and any other antitrust or competition law or regulation (the “Required Governmental Approvals”)), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, the Purchaser or the Company or any of their respective subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with the other party in connection with making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Nothing in the Merger Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective affiliates.

The Merger Agreement requires each of the Company and Parent to, and to cause their respective subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the Transactions. Each of the Company and Parent is required to promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party to the Merger Agreement intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party is required to give the other party reasonable prior notice of such meeting. The parties are required by the Merger Agreement to coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

The Merger Agreement requires the Company and Parent to give (and to cause their respective subsidiaries to give) any notices (including notices required to be provided in advance of the consummation of the Transactions) to third parties, and use (and cause their respective subsidiaries to use) commercially reasonable efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions, or required to be disclosed in the disclosure schedule.

The Merger Agreement provides that if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and the Purchaser must, and must cause their respective affiliates to, cooperate and contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

Directors.  The Merger Agreement provides that provided that the Minimum Condition (as defined below) is satisfied, promptly after the Acceptance Time, and at all times thereafter, the Purchaser will be entitled to elect or designate, from time to time, such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and the Purchaser (including Shares so accepted for payment pursuant to the Offer and any Top-Up Option Shares) bears to the total number of Shares then outstanding. Upon the Purchaser’s request at any time following the Acceptance Time, the Company is required to, as promptly as practicable, take all actions, including filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board (including by amending the bylaws of the Company, if necessary so as to increase the size of the Company Board) and/or using its commercially reasonable efforts to secure the resignations of such number of its incumbent directors, in each case as is reasonably necessary to enable the Purchaser’s designees to be so elected or designated to the Company Board, and must, as promptly as practicable, cause the Purchaser’s designees to be so elected or designated at such time. The Company is also required, upon the Purchaser’s request following the Acceptance Time, to cause persons elected or designated by the Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) the board of directors of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the Nasdaq Marketplace Rules. The obligations of the Company summarized in this paragraph shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement requires the Company to promptly upon execution of the Merger Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the obligations described in this paragraph, including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser’s designees to be elected or designated to the Company Board. The Purchaser must supply the Company with, and solely be responsible for, information with respect to the Purchaser’s designees and Parent’s and the Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

The Merger Agreement also provides that, in the event that the Purchaser’s designees are elected or appointed to the Company Board pursuant to these provisions of the Merger Agreement then, until the Effective Time, the Company is obligated to cause the Company Board to maintain at least three directors who are members of the Company Board on May 21, 2009 and each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the Nasdaq Marketplace Rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii)

of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company is required to take all necessary action (including creating a committee of the Company Board) so that the Continuing Director(s) shall be entitled to elect or designate another person (or persons) to fill such vacancy, and such person (or persons) shall be deemed to be a Continuing Director for purposes of the Merger Agreement. If no Continuing Director then remains, the other directors are required to designate three (3) persons who will each qualify as an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and will be eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules and, at least one of whom must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such persons shall be deemed Continuing Directors for the purposes of the Merger Agreement.

The Merger Agreement further provides that, if the Purchaser’s designees constitute a majority of the Company Board after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the bylaws or the certificate of incorporation of the Company or applicable law) be required for the Company (i) to amend or terminate the Merger Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or the Purchaser under the Merger Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies under the Merger Agreement, if such action would adversely affect the holders of Shares (other than Parent or the Purchaser), (iii) except as provided in the Merger Agreement, to amend the bylaws or certificate of incorporation of the Company in a manner that would reasonably be expected to adversely affect the holders of Shares (other than Parent or the Purchaser), or (iv) to take any other action or make any other determination of the Company Board under or in connection with the Merger Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or the Purchaser). The Continuing Directors are granted, and Parent is obligated to cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of the Merger Agreement.

Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•	if and to the extent required under applicable law, the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the outstanding Shares;

•	no law will have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, and there will be no temporary restraining order, preliminary or permanent injunction or other judgment or order of a court of competent jurisdiction in effect preventing the consummation of the Merger;

•	the Purchaser will have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period); and

•	the Merger Agreement shall not have been terminated in accordance with its terms.

Termination.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned only as follows:

•	by mutual consent of Parent, the Purchaser and the Company at any time;

•	by either Parent or the Company, prior to the Acceptance Time, if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure to perform (i) in the case of the Company will result in any of the Offer Conditions (other than the Minimum Condition) not being satisfied and (ii) in the case of a breach by Parent or the Purchaser, that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or the Purchaser to perform its obligations under the Merger Agreement, or to consummate the Offer, the Merger and the other Transactions (and in each case such breach is not curable, or if curable, has not been cured within twenty

(20) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, that the Merger Agreement may not be terminated pursuant to the provisions summarized in this paragraph by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•	by either Parent or the Company, (i) if the Acceptance Time has not occurred by midnight, New York City time on November 21, 2009; provided, however, that the right to terminate the Merger Agreement pursuant to the provisions summarized in this paragraph shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the principal cause of, or resulted in, the Purchaser’s failure to accept for payment all such Shares tendered pursuant to the Offer prior to November 21, 2009;

•	by Parent, in the event that prior to the Acceptance Time, (i) the Company Board has effected a Change of Recommendation or (ii) the Company Board fails publicly to reaffirm its recommendation of the Merger Agreement or the Transactions, including the Offer and the Merger, (x) within ten (10) business days of receipt of a written request by Parent to provide such reaffirmation following a Competing Proposal (which reaffirmation request may be made by Parent only once with respect to each Competing Proposal or any amendment to the financial terms or any other material term of such Competing Proposal) or (y) if November 21, 2009 is less then ten (10) business days from the receipt of such request by Parent, by the close of business on the business day immediately preceding November 21, 2009;

•	by the Company, at any time prior to the Acceptance Time, if the Company Board determines to accept a Superior Proposal, but only if the Company has complied in all material respects with the its relevant obligations in relation to such acceptance under the Merger Agreement; provided, however, that the Company may not terminate the Merger Agreement pursuant to the provisions summarized in this paragraph, and any such purported termination shall be void and of no force or effect, unless (A) concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal and (B) the Company pays the Termination Fee (as defined below) to Parent in accordance with the obligations described below;

•	by either the Company or Parent if any law is enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, or there is a temporary restraining order, preliminary or permanent injunction or other judgment or order of a court of competent jurisdiction having the effect of preventing the consummation of the Offer, the Merger or the other Transactions is in effect and has become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to the provisions summarized in this paragraph must have complied with its obligations to cause the merger to occur (as described above) to prevent the entry of and to remove such order, decree or ruling.

Termination Fee.  The Merger Agreement contemplates that a termination fee of $35,150,000 (the “Termination Fee”) will be payable in cash by the Company to Parent under any of the following circumstances:

•	the Merger Agreement is terminated by Parent in the event that the Company Board (A) has effected a Change in Recommendation or (B) fails publicly to reaffirm its recommendation of the Merger Agreement, as described above; or

•	the Merger Agreement is validly terminated by the Company in order to accept a Superior Proposal, as described above; or

•	if (a) prior to the Acceptance Time, a Competing Proposal has been made directly to the stockholders of the Company generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Competing Proposal, (b) thereafter the Merger Agreement is terminated by either Parent or the Company because the Acceptance Time has not occurred by November 21, 2009 and (c) on or prior to the twelve (12) month anniversary of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal or the transactions contemplated thereby are actually consummated. For purposes of clause (iii) of the immediately preceding sentence, the term “Competing Proposal” has the meaning described above in the description of the “No Solicitation Provisions” except that the references to “20%” will be deemed to be references to 40%.

The payment of the Termination Fee is to be made by wire transfer of immediately-available funds to an account designated by Parent. The Merger Agreement provides that the Company shall not be obligated to pay the Termination Fee on more than one occasion.

Amendment.  The Merger Agreement provides that, subject to applicable law and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, whether before or after the Acceptance Time or any vote or consent of stockholders of the Company contemplated hereby, by written agreement of the parties to the Merger Agreement (by action taken by their respective Boards of Directors, if required); provided, however, that after the Acceptance Time, no amendment may be made which decreases the Merger Consideration and, after adoption of the Merger Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

The Merger Agreement provides that prior to the Effective Time, any party or parties to the Merger Agreement may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties to the Merger Agreement, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties to the Merger Agreement contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties to the Merger Agreement contained therein; provided, however, that after the adoption of the Merger Agreement by the stockholders of the Company, no waiver may be made which by law requires further approval by such stockholders without obtaining such further approval.

The Tender and Support Agreements

On May 21, 2009, Alan H. Auerbach, the Company’s Chief Executive Officer and President, Arie S. Belldegrun, the Vice Chairman of the Company Board and Horizon BioMedical Ventures, LLC entered into Tender and Support Agreements with Parent and the Purchaser under which they, among other things, (i) agreed to tender all of their Shares (other than Shares that are the subject of unexercised options to purchase shares of common stock of the Company granted or awarded under the Company’s stock plan or unexercised warrants) pursuant to the Offer, (ii) agreed to vote such Shares in favor of adoption of the Merger Agreement and the Transactions (and in favor of any other matter necessary for consummation of the Transactions) and against (A) any action that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Offer, (B) any other agreement or arrangement related to any Competing Proposal and (C) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger), (iii) agreed to the cancelation and termination of any unexercised warrants in return for cash equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per Share of such warrant multiplied by (B) the number of Shares subject to the exercisable portion of such warrant, to be paid without interest and less any required withholding taxes, (iv) agreed to certain restrictions on the transfer of such Shares and on their ability to enter into any other arrangements inconsistent with the Tender and Support Agreement, and (v) agreed not to exercise any appraisal rights in respect of such Shares which may arise in connection with the Merger. The Tender and Support Agreement will terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Offer or the Expiration Time having occurred, in each case without acceptance for payment of Shares pursuant to the Offer, and (iii) the termination of the Merger Agreement in accordance with its terms.

Amendments to Warrants to Purchase of Shares of Common Stock

On May 21, 2009, Lindsay A. Rosenwald, Courtney Scott, Scott Fagan and Townscape Capital Partners entered into agreements with the Company to amend their warrants to purchase Shares. The amendments provide that if any one of a number of transactions occur (including the Merger and related Transactions), the holder of such warrant will receive, in lieu of the Shares issuable upon exercise or conversion of such warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such transactions by a holder of the number of Shares then purchasable under such warrant.

The amendment executed by Lindsay A. Rosenwald applies to all currently outstanding (1) Warrants for the Purchase of Shares of Common Stock of the Company, dated January 24, 2006 and (2) Warrants for the Purchase of Shares of Common Stock of the Company, dated April 3, 2006, issued in connection with the private placement by the Company of certain securities, as well as certain warrants issued as replacements for the warrants described above.

Retention Agreement with Alan H. Auerbach

On May 21, 2009, the Company and Parent entered into a retention agreement amending the Company’s employment agreement with its Chief Executive Officer, Alan H. Auerbach. This agreement was entered into to secure Mr. Auerbach’s continued employment with the Company following the closing of the Merger. Under this agreement, Mr. Auerbach is entitled to certain compensation and benefits if his employment with the Company is terminated other than (i) by the Company for “cause,” (ii) by Mr. Auerbach for a reason other than a “good reason” or (iii) due to death or disability. Additionally, if Mr. Auerbach remains an active full-time employee of the Company for six (6) months after the closing of the Merger, he will receive a lump-sum cash payment.

12.	Purpose of the Offer; Plans for the Company.

Purpose of the Offer.  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

Statutory Requirements.  In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation’s certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company’s stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, the Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

Plans for the Company.  Except as set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing development of the Company’s potential in conjunction with Parent’s existing business.

Except as set forth in this Offer to Purchase, the Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization or (v) any other material change in the Company’s corporate structure or business.

Appraisal Rights.  No appraisal rights are available to the Company stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the “fair value” of, that stockholder’s

Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder’s Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.	Certain Effects of the Offer.

Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser and Parent. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation.  The Shares are quoted on the Nasdaq Global Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq Global Market for continued quotation on the Nasdaq Global Market. The rules of the Nasdaq Global Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the Nasdaq Global Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Global Market for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Margin Regulations.  The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for quotation on the Nasdaq Global Market. After consummation of the Offer, Parent and the Purchaser currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.	Dividends and Distributions.

The Merger Agreement provides that from and after May 21, 2009, except as may be required by law, or with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed) or as expressly contemplated or permitted by the Merger Agreement, neither the Company nor its subsidiaries will declare, set aside for payment or pay any dividend or make any other distribution payable in cash, stock or property (or any combination thereof) in respect of the capital stock of the Company or any of the Company’s subsidiaries, other than dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its stockholders.

15.	Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

Notwithstanding any other provision of the Offer, subject to the Merger Agreement and any applicable rules and regulations of the SEC, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if:

(a) the number of Shares validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of Shares which, together with the Shares then beneficially owned by Parent or the Purchaser (if any), does not represent at least a majority of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”);

(b) any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Time; or

(c) any of the following conditions exist or has occurred and is continuing at the scheduled Expiration Time:

(i) there shall be pending any suit, action or proceeding by any “Governmental Entity” (as defined in the Merger Agreement) that is reasonably likely to prevail in a manner that would (A) prohibit the acquisition by Parent or the Purchaser of any Shares under the Offer, restrain or prohibit the consummation of the Transactions, or place limitations on the ownership of Shares (or shares of common stock of the Surviving Corporation) by Parent, the Purchaser or any other affiliate of Parent or obtain from the Company, Parent, the Purchaser or any other affiliate of Parent any damages that are material in relation to the Company, (B) prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries, or compel the Company, Parent or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries or (C) prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or any of the subsidiaries of the Company in the case of each of subclauses (A) through (C) above, as a result of the Offer or the Merger,

(ii) there shall be in effect any “Restraint” (as defined in the Merger Agreement), which prevents the making of the Offer, the acceptance for payment of any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Merger or which would reasonably be expected to result, directly or indirectly, in any of the effects referred to in subclauses (A) through (C) of clause (i) above,

(iii) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality or Company Material Adverse Effect (as defined below) shall fail to be true and correct, or any of the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall fail to be true and correct in all material respects, in any such case as of May 21, 2009 or as of the Acceptance Time as though made at the Acceptance Time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date,

(iv) any Company Material Adverse Effect shall have occurred or exist following May 21, 2009 and be continuing,

(v) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time,

(vi) as of the Expiration Time, Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that none of the conditions in clause (iii) and (v) have occurred; or

(vii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are: (1) for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, (2) other than the Minimum Condition, may be waived by Parent and the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and (3) other than the Minimum Condition, shall be deemed met if such condition or requirement is so waived.

As used in the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to result in any change or effect, that is materially adverse to the properties, assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of the Company and the subsidiaries of the Company, taken as a whole; provided, however, that no Effects resulting from the following will be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) conditions (or changes therein) in any industry or industries in which the Company operates (including the medical and pharmaceutical industries) so long as such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein) so long as such

Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (iii) any generally applicable change in law, including the rules, regulations and administrative policies of the United States Food and Drug Administration or United States generally accepted accounting principles or interpretation of any of the foregoing, in each case occurring after the date hereof so long as such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (iv) any actions taken pursuant to the express terms of the Merger Agreement or at the written request of Parent, (v) changes in the Share price or the trading volume of the Shares, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) the determination by, or the delay of a determination by, the United States Food and Drug Administration or the European Medicines Agency, or any panel or advisory committee empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company’s products or product candidates, (viii) the results of any clinical trials related to any of the Company’s products or product candidates and (ix) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, unless such Effects have a greater adverse impact on the Company relative to other companies operating in the pharmaceutical industry. Without limiting the generality of the foregoing, and notwithstanding clauses (vii) and (viii) above, pursuant to the Merger Agreement, any of the following Effects will be deemed to constitute a Company Material Adverse Effect:

(A) the withdrawal or termination of an investigational new drug application for CB7630 (abiraterone acetate) for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer prior to submission of a new drug application for CB7630 (abiraterone acetate), and/or an equivalent action under the laws of the European Union with respect to CB7630 (abiraterone acetate), based on matters relating to the efficacy or safety of CB7630 (abiraterone acetate) in the treatment of castrate resistant prostate cancer in the United States or European Union;

(B) the failure of a Phase III clinical trial for CB7630 (abiraterone acetate) to achieve one or more of its primary endpoints;

(C) (i) the termination of any Phase III clinical trial for CB7630 (abiraterone acetate) prior to completion based on matters relating to the efficacy or safety of the CB7630 (abiraterone acetate) in the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union or (ii) the suspension of any Phase III clinical trial for CB7630 (abiraterone acetate) prior to completion based on matters relating to the efficacy or safety of CB7630 (abiraterone acetate) in the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer, which suspension would reasonably be expected to prevent the Company from obtaining approval from the United States Food and Drug Administration or European Medicines Agency to market CB7630 (abiraterone acetate) for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union;

(D) any unexpected drug-related, serious adverse event or events in patients who received CB7630 (abiraterone acetate) in a clinical trial or other patient usage setting, if such adverse event or events would reasonably be expected to prevent the Company from obtaining approval from the United States Food and Drug Administration or European Medicines Agency to market CB7630 (abiraterone acetate) for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union; or

(E) any failure to adhere to the requirements under the Federal Food, Drug and Cosmetic Act, the regulations and guidance documents of the United States Food and Drug Administration promulgated thereunder, the equivalent Laws of the European Medicines Agency and its Committee for Medicinal Products for Human Use, or the European Union member states, or any Company permit (including the failure to possess or maintain the validity of any Company permit), relating to the investigational use and clinical trials of CB7630 (abiraterone acetate) or with respect to the making of untrue or fraudulent statements or the disclosure of information, or any failure to adhere to clinical protocols or informed consent requirements, in any such case which, individually or in the aggregate,

(x) would reasonably be expected to prevent the Company from obtaining approval from the United States Food and Drug Administration or European Medicines Agency to market CB7630 (abiraterone acetate) for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union or (y) would be reasonably likely to delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would have a material adverse effect on the aggregate financial value to be derived by the Company from CB7630 (abiraterone acetate).

16.	Certain Legal Matters; Regulatory Approvals.

General.  Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Statutes.  A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and the Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements, and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and such action is effective as of May 21, 2009.

The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Certain Conditions of the Offer.”

United States Antitrust Compliance.  Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on June 5, 2009, and, if so filed, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about June 20, 2009, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by the Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

Other Foreign Laws.  The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 — “Certain Conditions of the Offer.”

Litigation.  On May 28, 2009, an individual alleging himself to be a shareholder of the Company filed a purported shareholder class action complaint in the Los Angeles County Superior Court in the State of California, captioned Puzanov v. Cougar Biotechnology, Inc., et al., Case No. BC 414586, in connection with the Offer and the Merger. The complaint names as defendants the Company, members of the Company Board, Parent and the Purchaser. The suit alleges that members of the Company Board breached their fiduciary duties to the Company’s shareholders in connection with the

Offer and that the Company, the Purchaser and Parent aided and abetted the purported breaches of fiduciary duties. The suit seeks various equitable relief related to the Offer, the Merger and the process by which offers or potential offers were evaluated. It also seeks the costs of the action, including reasonable allowances for attorney’s fees and expert’s fees. The Purchaser and Parent believe the allegations against the Purchaser and Parent are without merit, and the Purchaser and Parent intend to defend vigorously the action.

17.	Fees and Expenses.

Georgeson Securities Corporation is acting as Dealer Manager in connection with the Offer, for which services Georgeson Securities Corporation will receive customary compensation. Parent and the Purchaser have agreed to reimburse Georgeson Securities Corporation for reasonable costs and expenses incurred in connection with Georgeson Securities Corporation’s engagement, and to indemnify Georgeson Securities Corporation and certain related parties against specified liabilities. In the ordinary course of Georgeson Securities Corporation’s businesses, Georgeson Securities Corporation and its affiliates may actively trade or hold securities or loans of Parent and the Company for its own account or for the accounts of customers and, accordingly, Georgeson Securities Corporation or its affiliates may at any time hold long or short positions in these securities or loans.

Parent and the Purchaser have retained Georgeson, Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.	Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning the Company” above.

Kite Merger Sub, Inc.

June 5, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

1. Directors and Executive Officers of Parent.  The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of Parent. The current business address of each person is One Johnson & Johnson Plaza, New Brunswick, New Jersey, 08933, and the current business phone number of each person is (732) 524-0400. Unless otherwise indicated, each such person is a citizen of the United States of America.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Mary Sue Coleman, Ph.D.	Director of Parent since 2003.
President of the University of Michigan. Served as President of the University of Michigan since August 2002 and is also Professor of Biological Chemistry at the University of Michigan Medical School and Professor of Chemistry at the University of Michigan College of Literature, Science and the Arts. Served as President of the University of Iowa from 1995 to July 2002. Prior to 1995, served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and as a member of the Biochemistry faculty and as an administrator at the Cancer Center of the University of Kentucky at Lexington. Also serves as a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science, as Director of Meredith Corporation and as Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation. Member of the Audit and the Science & Technology Advisory Committees of Parent.
James G. Cullen	Director of Parent since 1995.
Retired President and Chief Operating Officer of Bell Atlantic Corporation. Held various executive positions at Bell Atlantic Corporation, including Vice Chairman between 1995 and 1998 and President between 1993 and 1995 and served as President and Chief Executive Officer of Bell Atlantic New Jersey, Inc. from 1989 to 1993. Serves as Director of Neustar, Inc., Prudential Financial, Inc., and Eisenhower Medical Center and serves as Director and non-executive Chairman of Agilent Technologies, Inc. Chairman of the Audit Committee and member of the Nominating & Corporate Governance Committee of Parent.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Michael M.E. Johns, M.D.	Director of Parent since 2005.
Chancellor of Emory University. Has served since October 2007 as Chancellor of Emory University, where he previously served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center from 1996 to 2007 and as Chairman of the Board of Emory Healthcare from 1996 to 1997. Served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University from 1990 to 1996 and as Past Chair of the Council of Teaching Hospitals. Fellow of the American Association for the Advancement of Science. Also a member of the Institute of Medicine, a member of the editorial board of the Journal of the American Medical Association (JAMA) and Chairman of the Publication Committee of the journal Academic Medicine. Also Director of Genuine Parts Company. Member of the Compensation & Benefits and the Science & Technology Advisory Committees of Parent.
Arnold G. Langbo	Director of Parent since 1991.
Retired Chairman and Chief Executive Officer of Kellogg Company. Served as Chief Executive Officer of Kellogg Company between 1992 and 1999 and as President and Chief Operating Officer of Kellogg Company between 1990 and 1992. Joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Also a Director of The Hershey Company, Weyerhaeuser Company and Whirlpool Corporation. Chairman of the Compensation & Benefits Committee and member of the Nominating & Corporate Governance Committee of Parent.
Susan L. Lindquist, Ph.D.	Director of Parent since 2004.
Member of the Whitehead Institute and Professor of Biology at the Massachusetts Institute of Technology. Member of the Whitehead Institute, a non-profit, independent research and educational institution, since 2001 and Director of the Whitehead Institute from 2001 to 2004. Investigator for the Howard Hughes Medical Institute (HHMI) since 2006. Albert D. Lasker Professor of Medical Sciences, Department of Molecular Genetics and Cell Biology at the University of Chicago. Also elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. Member of the Science Advisory Council for the MacArthur Foundation and the Scientific Advisory Board for the Stowers Institute for Medical Research. Co-founder of FoldRx Pharmaceuticals, Inc., a private start-up company. Member of the Science & Technology Advisory and the Public Policy Advisory Committees of Parent.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Leo F. Mullin	Director of Parent since 1999.
Retired Chairman and Chief Executive Officer of Delta Air Lines, Inc. Served as Chief Executive Officer of Delta Air Lines, Inc. between 1997 and 2003 and Chairman between 1999 and 2004. Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. Also held various executive positions in First Chicago Corporation, including President and Chief Operating Officer from 1993 to 1995 and served as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Director of ACE Limited and the Juvenile Diabetes Research Foundation. Member of both The Business Council and the Advisory Board of the Carter Center. Chairman of the Public Policy Advisory Committee and member of the Audit Committee of Parent.
William D. Perez	Director of Parent since 2007.
Retired President and Chief Executive Officer of the Wm. Wrigley Jr. Company since 2006. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. and held various positions with S.C. Johnson & Son, Inc., including as its President and Chief Executive Officer for eight years. Director of Wm. Wrigley Jr. Company, the Hispanic Scholarship Fund, the Boys & Girls Club of Chicago and the Grocery Manufacturers Association. Member of the Cornell University Council. Member of the Compensation & Benefits and the Public Policy Advisory Committees of Parent.
Charles Prince	Director of Parent since 2006.
Chairman, Sconset Group. Vice Chairman and Chairman of the Board of Advisors of Stonebridge International LLC since September 2008. Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and Chairman of Citigroup Inc. from 2006 to 2007. Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Director of Xerox Corporation. Also Member of the Council on Foreign Relations and The Business Council and Member of Board of Trustees of The Julliard School and the Brookings Institution. Chairman of the Nominating & Corporate Governance Committee and member of the Compensation & Benefits Committee of Parent.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

David Satcher, M.D., Ph.D.	Director of Parent since 2002.
Director of the Center of Excellence on Health Disparities and Satcher Health Leadership Institute and the Poussaint-Satcher-Cosby Chair in Mental Health at the Morehouse School of Medicine since 2004. Served as Interim President of Morehouse School of Medicine between 2004 and 2006 and Director of the School’s National Center for Primary Care between 2002 and 2004. Served as the 16th Surgeon General of the United States until 2002 and as U.S. Assistant Secretary for Health from 1998 to 2001. Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry between 1993 and 1998. President of Meharry Medical College between 1982 and 1993. Also Fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. Member of the Boards of Action for Healthy Kids, American Foundation for Suicide Prevention, Kaiser Family Foundation and Task Force for Child Survival and Development. Co-Chair of the Advisory Committee on Public Issues of the Ad Council. Chairman of the Science & Technology Advisory Committee and member of the Public Policy Advisory Committee of Parent.
William C. Weldon	Director of Parent since 2001.
Chairman of the Board of Directors and Chief Executive Officer of Parent and Chairman of the Executive Committee of Parent. Mr. Weldon joined Parent in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. Appointed to the Executive Committee and named Worldwide Chairman of the Pharmaceuticals Group in 1998. Director of J.P. Morgan Chase & Co. Also Member of The Business Council and the Sullivan Alliance to Transform America’s Health Profession. Trustee of Quinnipiac University and Member of Liberty Science Center Chairman’s Advisory Council and Chairman of the CEO Roundtable on Cancer.
Donald M. Casey, Jr.	Worldwide Chairman of the Comprehensive Care Group and Member of the Executive Committee of Parent since January 2008. Company Group Chairman of LifeScan and Animas Corp. from 2006 to 2008. Former Company Group Chairman for Vision Care franchise of Parent. Mr. Casey joined Parent in 1985 and held various positions in Sales and Marketing and as President of Johnson & Johnson — Merck Joint Venture, President of eJNJ, and Group President, Vistakon.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Dominic J. Caruso	Vice President of Finance and Chief Financial Officer of Parent since 2007. Member of Parent’s Executive Committee. Chief Financial Officer for Centocor, Inc. from 1999 until 2001. Vice President of Finance for Ortho-McNeil Pharmaceutical between 2001 and 2003. Former Vice President, Group Finance for Medical Devices, and member of Medical Devices & Diagnostics Group Operating Committee.
Russel C. Deyo	Vice President, General Counsel and Chief Compliance Officer of Parent and Member of Executive Committee of Parent since 2004. Corporate Vice President, Administration, for Parent between 1996 and 2004. Associate General Counsel of Parent from 1991 to 1996.
Kaye Foster-Cheek	Vice President, Human Resources of Parent and Member of Executive Committee since 2005. Served as Vice President of Human Resources for the Consumer & Personal Care Group of Parent from 2004 to 2005 and as Vice President of Human Resources for the Johnson & Johnson North American Consumer Products Group from 2003 to 2004. Prior to 2003, held various senior Human Resources executive positions with Pfizer Inc.
Colleen Goggins	Worldwide Chairman of the Consumer Group of Parent and Member of Executive Committee since 2001. Since joining Parent in 1981, has served in various positions, including Director of Marketing of J&J GmbH, President of J&J Canada, President of Personal Products Company, President of Consumer Products Company and Company Group Chairman.
Sherilyn McCoy	Worldwide Chairman, Pharmaceuticals Group and Member of Executive Committee of Parent since 2008. Company Group Chairman and Worldwide Franchise Chairman for Ethicon and Medical Devices & Diagnostics business in Latin America from 2005 to 2008. Joined Parent in 1982 and has held various positions, including Vice President of Research & Development and Global President of Baby and Wound Care franchise.
Alex Gorsky	Worldwide Chairman, Surgical Care Group of Parent and Member, Parent’s Executive Committee since January 2009. Head of Pharmaceuticals, North America and Chief Executive Officer for Novartis Pharmaceuticals Corporation from 2005 to 2009. Chief Operating Officer for Novartis Pharmaceuticals Corporation from 2004 to 2005. Company Group Chairman of Parent in Europe, the Middle East and Africa from 2003 to 2004.

2. Directors and Executive Officers of the Purchaser.  The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of the Purchaser. The current business address of each person is One Johnson & Johnson Plaza, New Brunswick, New Jersey, 08933, and the current business phone number of each person is (732) 524-0400. Unless otherwise indicated, each such person is a citizen of the United States of America.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

William N. Hait	President of Purchaser. Chief Executive Officer of Purchaser. Senior Vice President, Worldwide Head of Hematology and Oncology for Parent since March 2007. Prior to joining Parent, he was the founding Director of The Cancer Institute of New Jersey and Professor of Medicine and Pharmacology and Associate Dean for Oncology Programs at the University of Medicine and Dentistry of New Jersey-Robert Wood Johnson Medical School from January 1993 to March 2007.
Michael Meyers	Vice President of Purchaser. Vice President, Compound Development Team Leader for VELCADE in Oncology R&D at Parent since the beginning of 2006. Franchise Development Leader for the Oncology/Hematology Therapeutic Area from 2005 to 2006. Previously Head of Medical Affairs at Aventis in its U.S. Oncology Business Unit.
Clifford A. Birge	Director of Purchaser. Secretary of Purchaser. Assistant General Counsel to Parent since January 2007. Previously served as Senior Counsel to Parent for over five years.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

If delivering by mail:	If delivering by facsimile:	If delivering by overnight courier:
Computershare Trust Company, N.A.	For Eligible Institutions Only:	Computershare Trust Company, N.A.
C/O Voluntary Corporate Actions	(617) 360-6810	C/O Voluntary Corporate Actions
P.O. Box 43011		Suite V
Providence, RI, 02940-3011	For Confirmation Only Telephone:	250 Royall Street
	(781) 575-2332	Canton, MA, 02021

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be addressed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, NY, 10038-3560

Banks and Brokerage Firms, Please Call:
(212) 440-9800

All Others Call Toll-Free:
(877) 278-9667

The Dealer Manager for the Offer is:

Georgeson Securities Corporation
199 Water Street, 26th Floor
New York, NY, 10038-3560

Call Toll-Free:
(800) 445-1790